EXHIBIT 99.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

2021 Guidance

The following provides key updates to our 2021 guidance based on our current view of existing market conditions and other assumptions for the year ending December 31, 2021. There can be no assurance that actual amounts will not be materially higher or lower than these expectations.

Key updates include projected 2021 earnings per share, funds from operations per share, funds from operations per share, as adjusted, occupancy, rental rate increases on lease renewals and re-leasing of space, same property net operating income increase, straight-line rent revenue, construction spending, acquisitions, real estate dispositions and partial interest sales, common equity, and 2021 debt capital proceeds held in cash as shown in the following tables. We remain committed to our guidance for net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2021, annualized, of less than or equal to 5.2x.

Projected 2021 Earnings per Share and Funds From Operations per Share Attributable to Alexandria’s Common Stockholders – Diluted
	As of 6/14/21	As of 4/26/21
Earnings per share(1)	$1.60 to $1.70	$1.58 to $1.68
Depreciation and amortization of real estate assets	5.50	5.50
Gain on sales of real estate	(0.02)	(0.02)
Impairment of real estate – rental properties	0.04	0.04
Allocation to unvested restricted stock awards	(0.03)	(0.03)
Funds from operations per share	$7.09 to $7.19	$7.07 to $7.17
Unrealized losses on non-real estate investments	0.34	0.34
Realized gains on non-real estate investments	(0.17)	(0.17)
Loss on early extinguishment of debt	0.49)	0.49
Allocation to unvested restricted stock awards	(0.01)	(0.01)
Other	(0.04)	(0.04)
Funds from operations per share, as adjusted	$7.70 to $7.80	$7.68 to $7.78
Midpoint	$7.75	$7.73

Key Assumptions	As of 6/14/21		As of 4/26/21
(dollars in millions)	Low	High	Low	High
Occupancy percentage in North America as of December 31, 2021(2)	94.3%	94.9%	95.3%	95.9%
Lease renewals and re-leasing of space:
Rental rate increases	31.0%	34.0%	30.0%	33.0%
Rental rate increases (cash basis)	18.0%	21.0%	17.0%	20.0%
Same property performance:
Net operating income increase	1.7%	3.7%	1.5%	3.5%
Net operating income increase (cash basis)	4.3%	6.3%	4.3%	6.3%
Straight-line rent revenue	$119	$129	$114	$124
General and administrative expenses	$146	$151	$146	$151
Capitalization of interest	$172	$182	$172	$182
Interest expense	$128	$138	$128	$138

(1)	Excludes unrealized gains or losses after March 31, 2021, that are required to be recognized in earnings and are excluded from funds from operations per share, as adjusted.
(2)	Our completed and pending value-creation acquisitions subsequent to March 31, 2021 include an estimated 350,000 RSF of vacant operating space that will provide additional opportunities to grow rental revenues and cash flows. Our updated guidance assumes that we complete these pending acquisitions prior to December 31, 2021. The additional vacancy from these acquisitions will result in a temporary 1.0% decline in our overall operating occupancy as of December 31, 2021.

Key Credit Metrics	As of 6/14/21	As of 4/26/21
Net debt and preferred stock to Adjusted EBITDA – 4Q21 annualized	Less than or equal to 5.2x	Less than or equal to 5.2x
Fixed-charge coverage ratio – 4Q21 annualized	Greater than or equal to 4.8x	Greater than or equal to 4.8x

	As of 6/14/21
Key Sources and Uses of Capital (in millions)	Range		Midpoint	Certain Completed Items		As of 4/26/21 Midpoint
Sources of capital:
Net cash provided by operating activities after dividends	$210	$250	$230			$230
Incremental debt	1,215	875	1,045	see below		985
2020 debt capital proceeds held in cash at the beginning of 2021	150	250	200			200
Real estate dispositions and partial interest sales	1,670	2,170	1,920	$324	(1)	1,375
Common equity	2,975	3,975	3,475	$1,634	(2)	2,200
Total sources of capital	$6,220	$7,520	$6,870			$4,990
Uses of capital:
Construction	$1,760	$2,060	$1,910			$1,740
Acquisitions	4,460	5,460	4,960	$2,840		3,050
2021 debt capital proceeds held in cash	—	—	—			200
Total uses of capital	$6,220	$7,520	$6,870			$4,990
Incremental debt (included above):
Issuance of unsecured senior notes payable	$1,750	$1,750	$1,750	$1,750		$1,750
Principal repayments of unsecured senior notes payable	(650)	(650)	(650)	$(650)		(650)
Unsecured senior line of credit, commercial paper, and other	115	(225)	(55)			(115)
Incremental debt	$1,215	$875	$1,045			$985

(1)        Includes the sale, completed in April 2021, of a 70% partial interest in 213 East Grand Avenue in our South San Francisco submarket for a sales price of $301.0 million, or $1,429 per RSF, representing capitalization rates of 4.5% and 4.0% (cash basis). We retained control over the newly formed real estate joint venture and continue to consolidate this property.

(2)        Includes (i) $1.1 billion in proceeds from the settlement of forward equity sales agreements issued in January 2021, and (ii) $0.5 billion in proceeds from the issuance of shares under our February 2021 ATM program. We expect to issue 1.5 million shares to settle the remaining outstanding forward equity sales agreements from our January 2021 offering and receive net proceeds of approximately $232 million in 2021.